Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS OPERATING AND FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2015

•	Adjusted EBITDA, a non-GAAP measure, was $26.5 million(1) for the 4th quarter 2015, an increase of over 15% compared with the prior year 4th quarter. Calendar year 2015 Adjusted EBITDA was $98.2 million, an increase of almost 8% compared with the prior year

•	Generated Distributable Available Cash, a non-GAAP measure, of $30.5 million(1) for the 4th quarter 2015 and $83.0 million for calendar year 2015

•	Declared a quarterly cash distribution of $0.66 per limited partner unit for the 4th quarter 2015, a 5% increase over the prior year 4th quarter. Calendar year 2015 cash distributions were $2.61 per limited partner unit, a 6% increase compared with $2.46 for the prior year

•	Number of cemetery contracts written during the full year 2015 were 113,696 compared with 103,859 in the prior year, a 10% increase

•	Fourth quarter and full year 2015 operational and financial results will be discussed on a conference call at 11a.m ET on Monday, February 29th

LEVITTOWN, PA – February 29, 2016 —StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) has reported operating and financial results for the fourth quarter and full year 2015.

Larry Miller, StoneMor’s President and CEO, commented, “StoneMor completed another successful year in 2015. We generated record revenues, both production-based ($398.0 million) and GAAP-based ($305.6 million) while increasing adjusted EBITDA nearly 8% on a year over year basis, 15% compared to the prior year 4th quarter and 13% from the 2015 3rd quarter. We declared our 45th consecutive quarterly distribution and our backlog remains a solid indication of future business. On the acquisition front, we acquired one cemetery and two funeral homes during the 4th quarter, bringing our property count to 307 cemeteries and 105 funeral homes. The acquisition market continues to be robust, with opportunities we are currently evaluating exceeding our recent annual pace. As previously announced, Cambridge Associates was retained to provide advisory services with respect to our trust funds. We believe Cambridge, a leading advisor to pensions, foundations and endowments, private wealth, and corporate and government entities, will enhance our already strong efforts to maximize the value of our trust funds. Finally, while land sales have always represented a part of revenue generation, we are exploring the possibility of increasing our land efficiency, either through accelerated land sales or partnerships with entities that will maximize the value of our excess acreage positions. To that end we have retained Cushman & Wakefield, a leading global real estate services firm to assist us in a strategic evaluation of our real estate portfolio.”

(1)	Non-GAAP financial measures used by the Partnership should not be considered as alternatives to GAAP financial measures, and you should not consider such non-GAAP measures in isolation or as a substitute for the Partnership’s results as reported under GAAP. A reconciliation of the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash to net loss attributable to the Partnership, the most directly comparable GAAP financial measure, is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.

Financial Highlights

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA(1)	$26,477	$22,943	$98,231	$91,401
Distributable Available Cash(1)	$30,453	$42,339	$82,981	$80,138
Net loss	$(7,111)	$(7,796)	$(24,244)	$(10,773)
Cash Distributions	$20,823	$17,539	$77,512	$62,836
per unit	$0.66	$0.63	$2.61	$2.46

	At December 31,
	2015	2014
Backlog(2)	$609,048	$543,329
Quarterly distribution asset coverage(3)	5.23x

•	Adjusted EBITDA, a non-GAAP measure, was $26.5 million(1) for the fourth quarter 2015 compared with $22.9 million for the prior year fourth quarter, an increase of over 15%. The increase from the prior year period was primarily the result of higher income from investment trusts and lower corporate overhead costs, partially offset by lower cemetery margin.

•	Distributable Available Cash, a non-GAAP measure, was $30.5 million(1) for the fourth quarter 2015 compared with $42.3 million for the prior year fourth quarter, a 28% decrease. The decrease was primarily due to different levels of cash on hand at the beginning of the reporting periods.

•	Backlog(2) increased by $65.7 million, or 12% to $609.0 million at December 31, 2015 compared with December 31, 2014.

•	The Partnership declared a cash distribution for the 4th quarter 2015 of $0.66 per common limited partner unit, a 5% increase compared with the prior year 4th quarter. The Partnership’s 4th quarter 2015 cash distribution was paid on February 12, 2016 to holders of record as of February 5, 2016.

•	On a GAAP basis, net loss for the 4th quarter 2015 was $7.1 million compared with a net loss of $7.8 million for the prior year 4th quarter. The GAAP losses in both periods were driven principally by the deferral of revenues, cost of goods sold and selling expenses associated with the Partnership’s pre-need sales, while other period operating costs, such as cemetery and general and administrative expenses, were expensed as incurred.

Recent Events

•	During the fourth quarter 2015, the Partnership acquired 1 cemetery and 2 funeral homes in Florida for an aggregate purchase price of $5.7 million. The funeral homes have performed approximately 594 funeral services in the aggregate annually, and the cemetery has performed approximately 164 interments in the aggregate annually. Currently, inclusive of these acquisitions, the Partnership operates 307 cemeteries and 105 funeral homes in 28 states and Puerto Rico.

•	On November 19, 2015, the Partnership entered into an at-the-market equity distribution agreement (“ATM Equity Program”) with a group of banks whereby it may sell, from time to time, common units representing limited partner interests having an aggregate offering price of up to $100,000,000. During the year ended December 31, 2015, we issued 277,667 common units under the ATM program for net proceeds of $7.5 million.

(1)	A reconciliation of the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.
(2)	Amounts as of period end. Backlog is defined as deferred cemetery revenues and investment income less deferred selling and obtaining costs. It does not include deferred unrealized gains and losses on merchandise trust assets.
(3)	Ratio of selected net assets to quarterly cash distributions paid during the most recent quarterly period as of the date noted. Please see the Distribution Asset Coverage table of this release.

Operating Highlights

Cemetery Operations

•	Cemetery contracts written for the 4th quarter 2015 of 27,180 were relatively consistent with the prior year 4th quarter. For calendar year 2015, 113,696 cemetery contracts were written, a 10% increase from the prior year.

•	Cemetery margin(1) was $12.9 million for the 4th quarter 2015, compared with $18.2 million for the prior year 4th quarter and $15.0 million for the 3rd quarter 2015. Cemetery margin percentage was approximately 20% for the 4th quarter 2015, compared to 27% for the prior year 4th quarter and 22% for the 3rd quarter 2015. The decrease in margin and margin percentage was due principally to a decrease in pre-need sales resulting from the restructuring of its sales force. The Partnership high-graded its sales force and restructured its sales compensation program at the beginning of the 4th quarter to maximize productivity and efficiency of its sales infrastructure in future periods. This transition process impacted pre-need sales during the early part of the 4th quarter, but normalized by period end. For calendar year 2015, cemetery margin was $54.6 million, an increase of 5% from the prior year.

Funeral Home Operations

•	Funeral home calls for the 4th quarter 2015 were 4,034 compared with 3,780 for the prior year 4th quarter, an increase of 7%. Calendar year 2015 funeral home calls of 15,826 represented an increase of 12% compared with the prior year.

•	Funeral Home margin(1) was $4.6 million for the 4th quarter 2015, compared with $4.1 million for the prior year 4th quarter, an increase of 12%. Funeral Home margin percentage was approximately 27% for the 4th quarter 2015, consistent with the prior year 4th quarter. Calendar year 2015 funeral home margin was $17.9 million, a 19% increase from the prior year.

Trust Investment and Interest Income

•	Combined trust investment and interest income(1) was $16.7 million for the 4th quarter 2015 compared with $10.5 million for the prior year 4th quarter, an increase of $6.2 million or almost 60%. The increase was largely the result of the timing of realized trust gains. For calendar year 2015, combined trust investment and interest income was $59.6 million, an increase of 7% from the prior year.

•	Trust fund investment returns, including realized gains and losses and dividends (excluding realized gains on perpetual care trusts), net of fees, were 2.1% (8.5% annualized) for the 4th quarter 2015, compared with 1.1% (4.5% annualized) for the prior year 4th quarter and 1.1% (4.2% annualized) for the 3rd quarter 2015. The increase in the rate of return in the current period compared to the comparable prior year period and 3rd quarter 2015 was a result of the timing of realized merchandise trust gains.

Corporate Expenses, Liquidity and Capital Structure

•	Corporate overhead expenses for the 4th quarter 2015 were $7.7 million, a decrease of $2.1 million or 22% from $9.8 million for the prior year 4th quarter, and a decrease of $0.2 million or 3% from the 3rd quarter 2015. The decrease from the prior year 4th quarter was due to lower legal professional fees and other miscellaneous costs.

•	Cash interest expense was $4.9 million for the 4th quarter 2015 compared with $4.8 million for the prior year 4th quarter and $4.9 million for the 3rd quarter 2015.

•	As of December 31, 2015, the Partnership had $318.8 million of total debt, including $149.5 million outstanding under its revolving credit facility. The Partnership had approximately $30.5 million available on its revolving credit facility and $15.2 million of cash and cash equivalents as of December 31, 2015.

(1)	See the Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary in the Financial and Operating Highlights table and related footnotes in this release for information regarding the calculation of Cemetery margin, which is defined as non-deferred cemetery revenues less cost of goods sold, cemetery, selling and general and administrative expenses, and Funeral Home margin, which is defined as non-deferred Funeral Home revenues less associated expenses, and Trust Investment and Interest Income, which is defined as non-deferred Investment income from trusts and interest income.

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Investor Conference Call and Webcast

The Partnership will conduct a conference call to discuss 2015 fourth quarter and full year financial results today, Monday, February 29, 2016 at 11:00 a.m. ET. The conference call can be accessed by calling (800) 256-8282. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 p.m. ET on March 14, 2016. The reservation number for the audio replay is 21804014. A live webcast of the conference call will also be available to investors who may access the call through the investors section of www.stonemor.com. An audio replay of the conference call will also be archived on the Partnership’s website at www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 307 cemeteries and 105 funeral homes in 28 states and Puerto Rico.

StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The Partnership cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, the Partnership’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with the cash flow from our pre-need and at-need sales, our trusts, and financings, which may impact our ability to meet our financial projections, our ability to service our debt and pay distributions, and our ability to increase our distributions; future revenue and revenue growth; the integration or anticipated benefits of our recent acquisitions or any future acquisitions; our ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of our leverage on our operating plans; the decline in the fair value of certain equity and debt securities held in our trusts; our ability to attract, train and retain an adequate number of sales people; the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; litigation or legal proceedings that could expose us to significant liabilities and damage our reputation; the effects of cyber security attacks due to our significant reliance on information technology; the financial condition of third-party insurance companies that fund our pre-need funeral contracts; and other risks, assumptions and uncertainties detailed from time to time in the Partnership’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and the Partnership assumes no obligation to update such statements, except as may be required by applicable law.

STONEMOR PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$15,153	$10,401
Accounts receivable, net of allowance	68,415	62,503
Prepaid expenses.	5,367	4,708
Other current assets	18,863	24,266

Total current assets	107,798	101,878
Long-term accounts receivable, net of allowance	95,167	89,536
Cemetery Property	342,639	339,848
Property and equipment, net of accumulated depreciation	104,330	100,391
Merchandise trusts, restricted, at fair value	464,676	484,820
Perpetual care trusts, restricted, at fair value	307,804	345,105
Deferred selling and obtaining costs	111,542	97,795
Deferred tax assets	40	40
Goodwill and intangible assets	137,060	127,826
Other assets	15,069	3,136

Total assets	$1,686,125	$1,690,375

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$31,875	$35,382
Accrued interest	1,503	1,219
Long-term debt, current portion	2,440	2,251

Total current liabilities	35,818	38,852
Long-term debt, net of deferred financing costs	316,399	276,289
Deferred cemetery revenues, net	637,536	643,408
Deferred tax liabilities	17,833	17,708
Merchandise liability	173,097	150,192
Perpetual care trust corpus	307,804	345,105
Other long-term liabilities	13,960	10,059

Total liabilities	1,502,447	1,481,613

Partners’ capital:
General partner interest	(10,038)	(5,113)
Common limited partners’ interests	193,716	213,875

Total partners’ capital	183,678	208,762

Total liabilities and partners’ capital	$1,686,125	$1,690,375

STONEMOR PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per unit data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Cemetery:
Merchandise	$34,174	$33,903	$131,862	$132,355
Services	13,547	14,067	56,243	51,827
Investment and other	16,703	12,799	59,765	55,217
Funeral home:
Merchandise	6,809	6,290	26,722	21,060
Services	7,965	6,932	31,048	27,626

Total revenues	79,198	73,991	305,640	288,085

Costs and expenses:
Cost of goods sold	13,306	8,436	38,924	33,652
Cemetery expense	17,507	17,126	71,296	64,672
Selling expense	14,558	12,733	58,884	55,277
General and administrative expense	9,031	8,777	36,371	35,110
Corporate overhead	9,982	10,289	38,609	34,723
Depreciation and amortization	3,596	3,088	12,803	11,081
Funeral home expense:
Merchandise	1,484	1,968	6,928	6,659
Services	6,231	5,447	22,959	20,470
Other	4,191	3,214	17,526	12,581

Total costs and expenses	79,886	71,078	304,300	274,225

Operating income (loss)	(688)	2,913	1,340	13,860
Gain on acquisitions and divestitures	—	—	1,540	656
Gain on settlement agreement, net	—	—	—	888
Legal settlement	(135)	—	(3,135)	—
Loss on early extinguishment of debt	—	(214)	—	(214)
Loss on impairment of long-lived assets	(296)	(440)	(296)	(440)
Interest expense	(5,683)	(5,620)	(22,585)	(21,610)

Net loss before income taxes	(6,802)	(3,361)	(23,136)	(6,860)
Income tax benefit (expense)	(309)	(4,435)	(1,108)	(3,913)

Net loss	$(7,111)	$(7,796)	$(24,244)	$(10,773)

Allocation of net loss attributable to limited partners and the general partner:
General partner’s interest	$(88)	$(106)	$(315)	$(155)
Limited partners’ interest	(7,023)	(7,690)	(23,929)	(10,618)

Net loss	$(7,111)	$(7,796)	$(24,244)	$(10,773)

Net loss attributable to common limited partners per unit (basic and diluted)	$(0.22)	$(0.26)	$(0.79)	$(0.40)

Weighted average limited partner units outstanding:
Basic and diluted	31,840	29,165	30,472	26,582

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31
	2015	2014	2015	2014
Financial Data:
Net loss per limited partners per unit – basic and diluted	$(0.22)	$(0.26)	$(0.79)	$(0.40)
Adjusted EBITDA (in thousands)(1)	$26,477	$22,943	$98,231	$91,401
Distributable Available Cash (in thousands)(1)	$30,453	$42,339	$82,981	$80,138
per limited partner unit(1)	$0.96	$1.45	$2.72	$3.01
Cash distributions paid per unit(2)	$0.66	$0.63	$2.61	$2.46
Operating Data:
Interments Performed	13,323	13,986	54,837	50,566
Interment rights sold (3):
Lots	9,282	7,414	33,262	31,774
Mausoleum crypts (including pre-construction)	426	489	2,205	2,186
Niches	334	322	1,619	1,466

Net interment rights sold(3)	10,042	8,225	37,086	35,426

Number of cemetery contracts written	27,180	27,504	113,696	103,859
Aggregate contract amount (in thousands, excluding interest)	$61,424	$66,072	$262,383	$238,331
Average amount per contract (excluding interest)	$2,260	$2,402	$2,308	$2,295
Pre-need cemetery contracts written	12,381	12,374	52,228	48,585
Aggregate pre-need contract amount (in thousands, excluding interest)	$36,409	$41,052	$158,806	$145,607
Average amount per pre-need contract (excluding interest)	$2,941	$3,318	$3,041	$2,997
At-need cemetery contracts written	14,799	15,130	61,468	55,274
Aggregate at-need contract amount (in thousands excluding interest)	$25,015	$25,020	$103,577	$92,724
Average amount per at-need contract (excluding interest)	$1,690	$1,654	$1,685	$1,678
Funeral home calls	4,034	3,780	15,826	14,072

(1)	A reconciliation of GAAP net loss to Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash is provided in the financial tables of this release. Please see footnote 1 to the Financial Information table of this release.
(2)	Represents the cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, utilizing the distributable cash flow generated during the respective period.
(3)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.

STONEMOR PARTNERS L.P.

FINANCIAL AND OPERATING HIGHLIGHTS

(unaudited; in thousands, except per unit amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Reconciliation of net loss to non-GAAP measures(1):
Net loss	$(7,111)	$(7,796)	$(24,244)	$(10,773)
Acquisition and related costs	1,575	229	3,223	2,269
Depreciation and amortization	3,596	3,088	12,803	11,081
Cost of cemetery lots sold	5,597	3,110	13,103	10,291
Non-cash interest expense	742	812	2,949	2,939
Non-cash stock compensation expense	692	266	1,516	1,068
Maintenance capital expenditures(2)	(2,926)	(1,968)	(7,937)	(8,398)
Non-cash income tax expense	360	8,432	1,265	6,656
Gain on acquisition/dispositions	—	—	(1,540)	(656)
Loss on early extinguishment of debt	—	214	—	214
Net operating profit deferral from non-delivered merchandise and services(3)	16,001	13,337	66,542	52,832

Distributable Cash Flow (1)	$18,526	$20,164	$67,680	$67,963

Supplemental Adjusted EBITDA, Distributable Cash Flow and Distributable Available Cash Summary(3):
Revenues
Pre-need cemetery revenues	$36,409	$41,052	$158,806	$145,607
At-need cemetery revenues	25,015	25,020	103,577	92,724
Investment income from trusts	14,620	8,687	50,937	47,912
Interest income	2,055	1,780	8,672	7,628
Funeral home revenues	17,148	14,974	67,374	55,751
Other cemetery revenues	4,426	1,206	8,624	7,369

Total revenues	99,673	92,719	397,990	356,991

Costs and expenses
Cost of goods sold(4)	9,353	7,425	35,445	29,551
Cemetery expense	17,506	17,126	71,295	64,672
Selling expense	17,056	15,771	73,332	64,175
General and administrative expense	9,031	8,777	36,371	35,110
Cash corporate overhead(5)	7,679	9,794	33,834	31,386
Funeral home expense	12,571	10,883	49,482	40,696

Total costs and expenses	73,196	69,776	299,759	265,590

Adjusted EBITDA(1)	26,477	22,943	98,231	91,401
Cash interest expense(6)	(4,941)	(4,808)	(19,636)	(18,671)
Cash income taxes	51	3,997	157	2,743
Cash gain (loss) on settlement and acquisition/disposition(7)	(135)	—	(3,135)	888
Maintenance capital expenditures(2)	(2,926)	(1,968)	(7,937)	(8,398)

Distributable Cash Flow(1)	18,526	20,164	67,680	67,963
Discretionary adjustments considered by the Board of Directors of the General Partner in the determination of quarterly cash distributions:
Non-recurring legal settlement(7)	135	—	3,135	—
Non-recurring impact from early repayment marketing program(8)	—	—	1,765	—

Distributable Cash Flow with discretionary adjustments by the Board of Directors of the General Partner	18,661	20,164	72,580	67,963
Cash on hand – beginning of period	11,792	22,175	10,401	12,175

Distributable Available Cash(1)(9)	$30,453	$42,339	$82,981	$80,138

Cash distributions paid(10)	$20,823	$17,539	$77,512	$62,836
per limited partner unit	$0.66	$0.63	$2.61	$2.46
Excess of Distributable Available Cash after cash distributions paid(11)	$9,630	$24,800	$5,469	$17,302

(1)	Although not prescribed under generally accepted accounting principles (“GAAP”), the Partnership’s management believes the presentation of Adjusted EBITDA, Distributable Cash Flow (“DCF”) and Distributable Available Cash is relevant and useful because it helps the Partnership’s investors understand its operating performance, allows for easier comparison of its results with other master limited partnerships (“MLP”), and is a critical component in the determination of quarterly cash distributions. As a MLP, the Partnership is required to distribute 100% of available cash, subject to cash reserves established by its general partner and as defined in its limited partnership agreement (“Available Cash”), to investors on a quarterly basis, in compliance with applicable Delaware law. The Partnership refers to Available Cash prior to the establishment of cash reserves as Distributable Available Cash. Adjusted EBITDA, DCF and Distributable Available Cash should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. While the Partnership’s management believes that its methodology of calculating Adjusted EBITDA, DCF and Distributable Available Cash is generally consistent with the common practice of other MLPs, such metrics may not be consistent and, as such, may not be comparable to measures reported by other MLPs, who may use other adjustments related to their specific businesses. Adjusted EBITDA, DCF and Distributable Available Cash are supplemental financial measures used by the Partnership’s management and by external users of the Partnership’s financial statements such as investors, lenders under the Partnership’s credit facility, research analysts, rating agencies and others to assess its:

•	Operating performance as compared to other publicly traded partnerships, without regard to financing methods, historical cost basis or capital structure;

•	Ability to generate sufficient cash flows to support its distributions to unitholders;

•	Ability to incur and service debt and fund acquisitions and growth opportunities; and

•	Ability to comply with financial covenants in its Credit Facility, which is calculated based upon Adjusted EBITDA with certain adjustments.

DCF is determined by calculating EBITDA, which is defined as net income (loss) plus interest expense, income tax, and depreciation and amortization, then adjusting it for non-cash, non-recurring and other items to achieve Adjusted EBITDA, and then deducting cash interest expense, net cash income tax, maintenance capital expenditures and other items. Distributable Available Cash is then determined by adjusting DCF for discretionary adjustments considered by the Board of Directors of the General Partner in determination of the quarterly cash distribution, and then adding cash on hand at the beginning of the period. The Partnership defines Adjusted EBITDA as net income (loss) plus the following adjustments:

•	Interest expense;

•	Income tax expense;

•	Depreciation and amortization.

•	Asset impairments;

•	Acquisition and related costs;

•	Non-cash stock compensation;

•	(Gains) losses on asset disposal; and

•	Other items.

(2)	Maintenance capital expenditures include those capitalized costs which the Partnership incurs to maintain its properties and equipment as well as corporate expenditures.
(3)	Includes adjustments to add back certain revenues and related expenses deferred in accordance with GAAP. The Partnership’s management has provided this data so as to present its results in a manner consistent with its internal managerial accounting practices, which recognizes certain revenue and related expenses when contracts are signed by the customer and accepted by the Partnership. Under GAAP, the Partnership recognizes pre-need cemetery sales for sales of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected, while other products are recognized when the criteria for delivery under GAAP are met, which include purchase of the product, delivery and installation, and transfer of title, among other items. The Partnership’s management believes that this data is relevant and useful to its investors so as to better understand its operating performance and allow for easier comparison to other MLPs.
(4)	Excludes non-cash amortization of cemetery property.
(5)	Excludes non-cash stock compensation expense.
(6)	Excludes non-cash amortization of deferred finance costs and other non-cash items.
(7)	Consists of the estimated non-recurring settlement cost and associated legal fees of a litigation matter. The Board of Directors and management of the General Partner deemed this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period after consideration of the item’s characteristics, including, but not limited to, the type of litigation and the amount of the settlement.
(8)	Consists of the non-recurring reduction of pre-need cemetery revenues resulting from the Partnership’s early payment marketing program, which offers certain discounts for installment pre-need sales if paid in full within specific dates. The Board of Directors and management of the General Partner considered this item as non-recurring and excluded the impact in its determination of DCF and Distributable Available Cash for the period as they do not expect to offer such programs in future periods.
(9)	Including the discretionary adjustments by the Board of Directors of the General Partner in the determination of quarterly cash distributions, Adjusted EBITDA would have been $26.6 million and $103.1 million for the three months and year ended December 31, 2015.
(10)	Represents cash distributions declared for the respective period and paid by the Partnership within 45 days after the end of each quarter, utilizing the DCF and Distributable Available Cash generated during the respective period.
(11)	The Partnership seeks to at least maintain its current cash distribution in future quarterly periods, and expects to only increase such cash distributions when future DCF and Distributable Available Cash amounts allow for it and are expected to be sustained. The Partnership’s determination of quarterly cash distributions and its resulting determination of the amount of excess (shortfall) those cash distributions generate in comparison to DCF and Distributable Available Cash are based upon its assessment of numerous factors, including but not limited to the variability of cash flow from the Partnership’s pre-need and at-need sales and its trust investments performance, interest rate movements, and financial leverage. The Partnership also considers its historical trailing four quarters of excess or shortfalls and future forecasted excess or shortfalls that its cash distributions generate in comparison to DCF and Distributable Available Cash due to the variability of its DCF and Distributable Available Cash generated each quarter, which could have more or less excess (shortfalls) generated quarter to quarter.

STONEMOR PARTNERS L.P.

DISTRIBUTION ASSET COVERAGE

(unaudited; in thousands, except ratios)

	December 31,	December 31,
	2015	2014
Selected assets:
Cash and cash equivalents	$15,153	$10,401
Accounts receivable, net of allowance	68,415	62,503
Long-term accounts receivable, net of allowance	95,167	89,536
Merchandise trusts, restricted, at fair value	464,676	484,820

Total selected assets	643,411	647,260

Selected liabilities:
Accounts payable and accrued liabilities	31,875	35,382
Accrued interest	1,503	1,219
Long-term debt, current portion	2,440	2,251
Long-term debt	316,399	276,289
Merchandise liability	173,097	150,192

Total selected liabilities	525,314	465,333

Total selected net assets	$117,897	$181,927

Distribution asset coverage(1)	5.23x	9.58x

(1)	Ratio of selected net assets to quarterly cash distributions paid during the most recent quarterly period as of the date noted.